Exhibit 10.7

[•], 20[__]

[Name]

[Address 1]

[Address 2]

RE: Continued AerSale Employment

Dear [First Name]:

We are pleased to offer you continued employment with AerSale, Inc. (together with any of its subsidiaries, affiliates and/or successors thereto as may employ you from time to time, the “Company”) on the terms and conditions set forth in this letter (the “Letter”), to be effective upon [____], as set forth below:

•	Title; Reporting: [•], [initially reporting to [•]][you will continue to report to [•]].

•	Base Salary: Your Base Salary will be paid at the biweekly rate of $[•] (subject to any applicable withholdings), payable in accordance with the Company’s normal payroll practices, and subject to review and adjustment from time to time.

•	Target Bonus: Commencing with fiscal 20[21], you will have an annual incentive cash bonus opportunity equal to [•]% of your Base Salary. Payment of the cash bonus in any fiscal year, if any, will be subject to the terms and conditions of the applicable bonus program, as the Company may establish from time to time (and will be subject to any applicable withholdings). Unless otherwise expressly provided in such program or the Severance Plan (as defined below), you must remain employed with the Company through the date of payment of any such bonus to be eligible to receive it.

•	Equity Awards: You will be eligible to receive equity awards under the Company’s equity incentive plan intended to be adopted in connection with or following the Transaction (as defined below), or any successor thereto, as determined by the Board of Directors of the Company (or a committee thereof) from time to time in its sole discretion.

•	Employee Benefits: You will continue to be eligible to participate in the Company’s employee health, welfare, and other fringe benefit and perquisite programs, each as may be in effect from time to time and in accordance with their terms.

•	Severance Plan: We are pleased to inform you that you have been selected as a Participant in the AerSale Corporation Severance Plan (the “Severance Plan”), effective upon and subject to the closing of the Transaction, a copy of which has been provided to you. By signing this Letter, you are acknowledging such participation and your understanding that you are agreeing to all of the terms and conditions of the Severance Plan, including certain promises and covenants contained in Section 7 of the Severance Plan (which apply regardless of whether you receive any payments or benefits under the Severance Plan). You should read the entire Severance Plan carefully.

At-Will Nature of Employment: Although we hope that your continued employment will be mutually rewarding for you and the Company, your employment with the Company is “at-will,” meaning that you or the Company may terminate your employment at any time and for any reason or no reason. During your employment, you will devote your full-time best efforts and business time and attention to the business of the Company and its subsidiaries.

In consideration of this offer of continued employment and your participation in the Severance Plan, by signing this letter where indicated below, you expressly acknowledge and agree that this Letter shall supersede in its entirety that certain [Employment Agreement, by and between you and [the Company][Qwest Air Parts, Inc., a subsidiary of the Company], dated as of [•]] (the “Prior Agreement”), and that neither you, the Company, nor any other person or entity shall have any liability (including, without limitation, any liability in the nature of severance or termination pay) with respect to the Prior Agreement upon or following the closing of the Transaction. For purposes of this Letter, the “Transaction” refers to the transaction contemplated by that certain Amended and Restated Agreement and Plan of Merger, by and among Monocle Acquisition Corporation, Monocle Merger Sub 1 Inc., Monocle Holdings Inc., Monocle Merger Sub 2 LLC, AerSale Corp., and, solely in its capacity as the Holder Representative therein, Leonard Green & Partners, L.P., dated as of September 8, 2020, as the same may be amended from time to time, pursuant to which, among other things, Monocle Merger Sub 2 LLC will merge with and into AerSale Corp.

This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person. You may not assign your rights or obligations to another entity or person.

This Letter, together with the Severance Plan, constitutes our entire understanding and agreement regarding your continued employment by the Company, and supersedes all prior negotiations, communications, understandings, and agreements relating to the subject matter contained herein or therein, including, without limitation, the Prior Agreement.

This Letter shall be interpreted and construed in accordance with the laws of the State of Florida without regard to any conflicts of laws principles.

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[Signature Pages Follow]

We look forward to our continuing relationship.

Please acknowledge your acceptance of the terms of this Letter by signing where indicated below and returning an executed copy to [•].

Very truly yours,

AERSALE, INC.

By:
Name:
Title:

[Signature Page to AerSale Executive Offer Letter]

ACKNOWLEDGED AND AGREED:

[Name]

[Signature Page to AerSale Executive Offer Letter]